Exhibit 10.2

Performance-Based Restricted Stock Unit Award Metrics for 2019

On March 13, 2019, the Compensation Committee of the Board of Directors of the Company approved the specific performance goals and business criteria to be used for purposes of determining any future performance-based restricted stock unit final awards for the 2019-2021 performance-period for participants, including executive officers, under the Company's shareholder-approved 2018 Long-Term Incentive Plan (filed as Appendix I to the Company's Schedule 14A Definitive Proxy Statement filed on March 29, 2018).

The performance based restricted stock unit grant is a target opportunity; however, participants will have the opportunity to earn a maximum of up to 200% of the target. The performance based restricted stock unit grant has a three-year performance period (2019-2021), after which the Compensation Committee will determine the final award based on corporate performance-to-objectives. The maximum performance level that can be achieved for any single metric for the 2019 Performance Unit grants is 200%. 75% of the final award will be based on financial metrics and 25% will be based on relative Total Shareholder Return of Ford’s common stock compared to a peer group of companies over the three-year performance period. The metrics and weightings are summarized below:

Financial Metrics - 75%
Metrics ➢ Company Adjusted EBIT Margin ➢ External Annual ROIC	Weighting 50% 50% 100%

Total Shareholder Return - 25%
Metric ➢ Total Shareholder Return (TSR)	Weighting 100%